Exhibit 99.1

Gary Kolstad Appointed to the

Marine Products Corporation Board of Directors

ATLANTA, July 14, 2025 – Marine Products Corporation (NYSE: MPX) announced today the appointment of Gary Kolstad to the Board of Directors of the Company. Kolstad holds a B.S. Degree from Montana Technological University in petroleum engineering and studied Psychology and Engineering at Montana State University-Bozeman. After a long career in various positions at a large, international company, he served as Chairman and CEO of public and private companies and currently holds multiple Advisory Board Member and Investor positions.

Richard A. Hubbell, Chairman of the Board of Marine Products Corporation stated, “Gary Kolstad’s board and management experience has been beneficial to the boards on which he has served. We look forward to his contributions to our board in the years ahead.”

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Joshua Large

Vice President, Corporate Finance and Investor Relations

(404) 321-2152

jlarge@marineproductscorp.com